Exhibit 99.1

Contacts:
Rebecca Peterson
Vice President, Corporate Communications
Alkermes, Inc.
(617) 583-6378

James Frates
Chief Financial Officer
Alkermes, Inc.
(617) 583-6127

ALKERMES REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2005 AND
PROVIDES FINANCIAL EXPECTATIONS FOR FISCAL YEAR 2006

— Reports 78% Increase in Revenues from Risperdal Consta® over Last Fiscal Year —

Cambridge, MA, May 19, 2005 — Alkermes, Inc. (Nasdaq: ALKS) today reported its financial results for the fiscal year ended March 31, 2005. The net loss on a GAAP basis for the fiscal year was $73.9 million or $0.82 per share as compared to a net loss of $102.4 million or $1.25 per share in the prior year.

“The progress Alkermes made during fiscal 2005 has been dramatic. Risperdal Consta® revenues grew strongly, we submitted our New Drug Application for Vivitrex® to the Food and Drug Administration, and we demonstrated significant clinical progress with our diabetes pipeline,” stated Richard Pops, chief executive officer of Alkermes. “Looking forward to fiscal 2006, we believe that we are in an excellent position to achieve our strategic goals, including meeting our increasing commercial supply requirements for the growing Risperdal Consta business, preparing for the commercial launch of Vivitrex and meeting our product development milestones for the coming year.”

Recent Highlights:

•	In February 2005, the company raised approximately $145 million in net proceeds through the private placement of Risperdal Consta Secured 7% Notes.

•	On March 31, 2005, Alkermes submitted a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) for marketing approval of Vivitrex (naltrexone long-acting injection).

•	In April 2005, Alkermes announced the publication of results from the Phase III clinical study of Vivitrex in the Journal of the American Medical Association (“JAMA”).

•	In May 2005, Alkermes announced that four abstracts related to clinical studies in the Vivitrex development program have been accepted for presentation at the 2005 American Psychiatric Association (“APA”) Annual Meeting. The meeting will be held in Atlanta, Georgia from May 21-26. At the meeting, clinical investigators will present data from the Phase III, open-label, 12-month extension study as well as additional data from the Phase III efficacy study.

Pro Forma Results

Pro forma net loss for fiscal 2005 was $64.8 million or $0.72 per share compared to a pro forma net loss of $100.2 million or $1.22 per share for fiscal 2004.

Alkermes is providing pro forma net loss as a complement to results provided in accordance with generally accepted accounting principles in the U.S. (known as “GAAP”). The pro forma net loss excludes certain recurring items, including restructuring charges and recoveries, noncash derivative gains and losses on the Company’s outstanding convertible subordinated notes, which are likely to recur either as gains or losses depending on a number of factors, including the Company’s common stock price at the end of each quarter, and noncash gains or losses recognized on the net change in the fair value of warrants of publicly traded companies granted to the Company in connection with collaboration and licensing arrangements. Alkermes’ management believes this pro forma measure helps indicate underlying trends in the Company’s ongoing operations by excluding the restructuring charges and recoveries and the potentially volatile noncash derivative and warrant items that are unrelated to its ongoing operations.

The pro forma net loss for fiscal 2005 excludes: (i) $4.4 million of noncash derivative income associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes due 2023 issued in August and September 2003; (ii) $2.0 million of other noncash expense recognized on the net decrease in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements; and (iii) $11.5 million in net restructuring charges. The pro forma net loss for fiscal 2004 excludes: (i) $4.5 million of noncash derivative losses associated with the provisional call structures of the Company’s convertible subordinated notes; (ii) $2.1 million of other noncash income recognized on the net increase in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements; and (iii) $0.2 million in restructuring recoveries.

Revenues

Total revenues were $76.1 million for the year ended March 31, 2005 compared with $39.1 million for the prior year.

Manufacturing revenues were $40.5 million for the year ended March 31, 2005, all of which related to Risperdal Consta, as compared to $25.7 million for the prior year, of which $25.0 million related to Risperdal Consta. The increase in manufacturing revenues was due to increased shipments of Risperdal Consta to Janssen-Cilag (“Janssen”). Total royalty revenues were $9.6 million for fiscal 2005 as compared to $3.8 million for the prior year, including $9.5 million and $3.1 million, respectively, of royalty revenues for Risperdal Consta. The increase in royalty revenues for fiscal 2005 as compared to the same period in 2004 was due to an increase in global sales of Risperdal Consta by Janssen. Risperdal Consta is now marketed in more than 45 countries.

Research and development revenue under collaborative arrangements for fiscal 2005 was $26.0 million as compared to $9.5 million for the same period in 2004. The increase was primarily due to an increase in revenues related to work performed on the AIR insulin, AIR hGH and exenatide LAR programs.

Cost of Goods Manufactured

Cost of goods manufactured was $16.8 million in fiscal 2005, consisting of approximately $14.5 million for Risperdal Consta and $2.3 million for Nutropin Depot®. Cost of goods manufactured was $19.0 million in fiscal 2004, consisting of approximately $13.0 million for Risperdal Consta and $6.0 million for Nutropin Depot. The decrease in cost of goods manufactured in fiscal 2005 compared to fiscal 2004 was primarily the result of the June 2004 decision to discontinue commercialization of Nutropin Depot. In addition, manufacturing efficiencies and increased volumes resulted in a lower per unit cost for Risperdal Consta.

Research and Development Expenses

Research and development expenses were $91.1 million for the year ended March 31, 2005 compared to $91.1 million in the prior year. This reflects a decrease in external research expenses due to the completion of certain Vivitrex clinical trials, offset by an increase in personnel costs, an increase in occupancy costs related to the expansion of the Company’s facilities in both Massachusetts and Ohio, and costs incurred in the completion and filing of the Vivitrex NDA.

Sales, General and Administrative Expenses

Sales, general and administrative expenses were $28.8 million in fiscal 2005 compared to $26.0 million for fiscal 2004, reflecting an increase in sales and marketing costs as the Company prepares for the potential future commercialization of Vivitrex.

Interest Income/Expense

Interest income for the year ended March 31, 2005 was $3.0 million, as compared to $3.4 million for the prior year. The decrease in interest income was primarily the result of lower average cash and investment balances held during fiscal 2005 as compared to fiscal 2004. Interest expense was $7.4 million for the fiscal year ended March 31, 2005 as compared to $6.5 million for the prior year. The increase in interest expense was primarily the result of interest expense related to the private placement of the Risperdal Consta Secured Notes that the Company closed in February 2005.

Cash and Investments

At March 31, 2005, Alkermes had total cash and investments of $207.5 million, as compared to $148.9 million at March 31, 2004. This increase is due to the $145 million in net proceeds from the private placement of the Risperdal Consta Secured Notes.

Financial Expectations for Fiscal 2006

The following outlines the Company’s financial expectations for the year ending March 31, 2006. Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause actual results to differ materially from our expectations, please see risk factors at the end of this press release and reports filed by Alkermes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Company continues to discuss potential partnerships for Vivitrex with a number of companies. The following financial expectations do not include revenue for a partnership with respect to Vivitrex.

Revenues. The total revenue projections for Alkermes for the upcoming fiscal year range from $110 to $125 million.

Total manufacturing and royalty revenues are projected to range from $75 to $85 million for fiscal 2006.

The Company expects manufacturing revenues to range from $61 to $68 million. The projected increase in manufacturing revenues is the result of an expected increase in shipments of Risperdal Consta. The expected manufacturing revenues for Risperdal Consta are based on estimates from Janssen, who has the right to change the timing and amount of its purchases, as well as the Company’s ability to manufacture sufficient quantities of Risperdal Consta to meet these estimates.

The Company expects manufacturing revenue in the first quarter of fiscal 2006 to range from $11 to $13 million.

The Company expects royalty revenues to range from $14 to $17 million. Our expectations assume continued sales growth of Risperdal Consta in the U.S. and around the world and also assume that further approvals and launches of Risperdal Consta in additional countries continue as anticipated. The Company relies on sales projections and manufacturing orders received from Janssen to determine royalty revenue expectations and such projections may not turn out to be accurate. Risperdal Consta sales results are completely dependent on Janssen.

The Company projects that research and development revenues will range from $35 to $40 million. This estimate assumes continued collaborative development of the Company’s AIR insulin, AIR hGH and exenatide LAR programs and assumes that certain milestones and other assumptions related to partnered programs will be achieved. This expectation specifically includes a $9 million milestone payment from Eli Lilly and Company (“Lilly”) for the start of certain Phase III efficacy trials in the fourth quarter of fiscal 2006. Research and development revenues, which are received from our corporate partners, can fluctuate as our partners can terminate or change the scope or timing of the programs at any time.

Cost of Goods Manufactured. The Company’s projections for cost of goods manufactured for fiscal 2006 range from $23 to $28 million. These costs are estimated based on projected orders from Janssen for Risperdal Consta and based on our historical yields. Orders from Janssen are subject to change at any time and our yields will depend on many factors.

Research and Development Expenses. The Company’s projections for research and development expenses for fiscal 2006 range from $80 to $90 million. This expectation reflects our continuing efforts to advance our pipeline toward commercialization and our collaborations with Lilly for AIR insulin and AIR hGH and Lilly and Amylin Pharmaceuticals, Inc. (“Amylin”) for exenatide LAR.

Sales, General and Administrative Expenses. The Company’s projections for sales, general and administrative expenses for fiscal 2006 range from $45 to $50 million. This increase is mainly a result of planned expenditures on sales and marketing infrastructure as the Vivitrex program advances toward commercialization, as well as expected increases in personnel and associated costs, insurance, legal and consulting costs in fiscal 2006.

Interest Expense (Net). The Company’s projections for net interest expense for fiscal 2006 range from $17 to $22 million. This expectation reflects the interest payable on the Risperdal Consta Secured Notes, in addition to our convertible subordinated notes.

Projected Net Loss. The Company anticipates recording a net loss of $55 to $65 million for the fiscal year ended March 31, 2006 or approximately $0.60 to $0.71 per share. The net loss per share calculation is based on an estimated 92 million shares of the Company’s common stock outstanding on a weighted average basis. The net loss expectation assumes no noncash derivative income or losses associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes due 2023 issued in August and September 2003, no other noncash income or expense recognized on the net increase or decrease, respectively, in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements and no restructuring charges or recoveries.

Capital Expenditures. The Company anticipates that its capital expenditures for fiscal 2006 will be approximately $30 million. These anticipated expenditures reflect the Company’s planned expansion of its manufacturing infrastructure for Risperdal Consta, Vivitrex and exenatide LAR, in addition to continued improvements to its manufacturing and development facilities in Massachusetts and Ohio.

About Alkermes, Inc.

Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The Company’s lead commercial product, Risperdal Consta® [(risperidone) long-acting injection], is the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and is marketed worldwide by Janssen-Cilag (“Janssen”), a wholly owned subsidiary of Johnson & Johnson. The Company’s lead proprietary product candidate, Vivitrex® (naltrexone long-acting injection), is being developed as a once-monthly injection for the treatment of alcohol dependence. The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise. Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies and it also develops novel, proprietary drug candidates for its own account. The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the successful registration, launch and commercialization of Vivitrex, completion of a strategic alliance for Vivitrex; the publication of additional clinical data for Vivitrex and AIR insulin; the achievement of certain business and operating milestones and future operating results, including projections of revenue, profitability, costs of goods manufactured, research and development expenses, sales, general and administrative expenses, and net loss and capital expenditures; continued revenue growth from Risperdal Consta; the continued regulatory approvals and commercial launches of Risperdal Consta; the successful continuation of development activities for the Company’s programs, including clinical, regulatory and manufacturing development of AIR insulin, AIR hGH, exenatide LAR and Vivitrex; the building of a sales and marketing infrastructure; and, the successful expansion of existing manufacturing capacity. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and are subject to significant risk and uncertainties that could cause our actual results to differ materially from our expectations. These include: whether manufacturing and royalty revenues for Risperdal Consta will continue to grow, particularly because the Company relies on Janssen to forecast and market this product; whether we can manufacture Risperdal Consta in sufficient quantities to meet Janssen’s requirements and with sufficient yields; whether additional regulatory approvals will be received or whether additional commercial launches of Risperdal Consta in countries where it has been or may be approved occur in a timely and successful manner; whether the FDA accepts the NDA submission for Vivitrex, whether Vivitrex will ultimately receive marketing approval, and, if approved, whether it will be launched successfully; whether the Company is successful in continuing the collaborative development of AIR insulin and hGH programs with Lilly and exenatide LAR with Amylin and Lilly, and whether the terms of such continued collaborative development meet the Company’s current expectations; whether the Company is able to successfully and efficiently manufacture its commercial products, add new production lines and scale-up its product candidates; whether advancement of the Company’s pipeline will be delayed due to: actions or decisions by the Company’s partners with regard to development and regulatory strategy, timing and funding which are out of the Company’s control; the outcome of clinical and preclinical work the Company is pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding the Company’s product candidates, which may be based on interpretations of data that differ from its interpretations; and potential changes in cost, scope and duration of clinical trials. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form

10-K for the year ended March 31, 2004. The forward-looking statements made in this release are made only as of the date hereof and Alkermes disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.

Note: Alkermes will host a conference call today, Thursday, May 19, 2005 at 4:30 p.m. EDT. The call will be webcast on the investor relations section of Alkermes’ website at www.alkermes.com and will be archived until Tuesday, May 24, 2005 at 5:00pm EDT.

(tables follow)

Alkermes, Inc. and Subsidiaries
Selected Financial Information

	Year	Year
Condensed Consolidated Statements of Operations	Ended	Ended
(FY05 unaudited)	March 31,	March 31,
(In thousands, except per share data)	2005	2004

Revenues:
Manufacturing and royalty revenues	$50,124	$29,526
Research and development revenue under collaborative arrangements	26,002	9,528

Total Revenues	76,126	39,054

Expenses:
Cost of goods manufactured	16,834	19,037
Research and development	91,065	91,097
Sales, general and administrative	28,823	26,029
Restructuring	11,527	(208)

Total Expenses	148,249	135,955

Operating Loss	(72,123)	(96,901)

Other Income (Expense):
Interest income	3,005	3,409
Other income (expense), net	(1,789)	2,118
Derivative income (losses) related to convertible subordinated notes	4,385	(4,514)
Interest expense	(7,394)	(6,497)

Total Other Income (Expense)	(1,793)	(5,484)

Net Loss	($73,916)	($102,385)

Basic and Diluted Net Loss Per Common Share	($0.82)	($1.25)

Weighted Average Number of Common Shares Outstanding	90,094	82,083

Pro Forma Reconciliation:
Net Loss - GAAP	($73,916)	($102,385)
Restructuring	11,527	(208)
Net losses (income) related to the change in the fair value of warrants	1,961	(2,118)
Derivative (income) losses related to convertible subordinated notes	(4,385)	4,514

Net Loss - Pro Forma	($64,813)	($100,197)

Basic and Diluted Net Loss Per Common Share	($0.72)	($1.22)

Weighted Average Number of Common Shares Outstanding	90,094	82,083

Condensed Consolidated Balance Sheets
(March 31, 2005 unaudited)	March 31,	March 31,
(In thousands)	2005	2004

Cash, cash equivalents and total investments	$207,470	$148,948
Receivables, prepaid expenses and other current assets	21,395	13,682
Inventory	3,766	2,605
Property, plant and equipment, net	95,188	95,743
Other assets	11,055	9,052

Total Assets	$338,874	$270,030

Total current liabilities	$23,668	$41,516
Non-recourse Risperdal Consta secured 7% notes	150,730	—
Long-term obligations	125,755	122,584
Other long-term liabilities	4,609	—
Convertible preferred stock	30,000	30,000
Total shareholders’ equity	4,112	75,930

Total Liabilities and Shareholders’ Equity	$338,874	$270,030

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, which will be filed in June 2005.

Alkermes, Inc. and Subsidiaries
Quarterly Financial Data Fiscal Year 2005

		Three Months Ended			Year Ended
(Unaudited)	June 30,	September 30,	December 31,	March 31,	March 31,
(In thousands, except per share data)	2004	2004	2004	2005	2005

Revenues:
Manufacturing and royalty revenues	$7,965	$9,938	$16,574	$15,647	$50,124
Research and development revenue under collaborative arrangements	3,509	8,097	7,011	7,385	26,002

Total Revenues	11,474	18,035	23,585	23,032	76,126

Expenses:
Cost of goods manufactured	5,241	2,390	4,930	4,273	16,834
Research and development	24,132	22,590	20,058	24,285	91,065
Sales, general and administrative	7,039	7,379	6,868	7,537	28,823
Restructuring	11,896	—	—	(369)	11,527

Total Expenses	48,308	32,359	31,856	35,726	148,249

Operating Loss	(36,834)	(14,324)	(8,271)	(12,694)	(72,123)

Other Income (Expense):
Interest income	630	660	646	1,069	3,005
Other income (expense), net	(274)	(585)	131	(1,061)	(1,789)
Derivative income (losses) related to convertible subordinated notes	1,518	1,172	(347)	2,042	4,385
Interest expense	(1,188)	(1,187)	(1,158)	(3,861)	(7,394)

Total Other Income (Expense)	686	60	(728)	(1,811)	(1,793)

Net Loss	($36,148)	($14,264)	($8,999)	($14,505)	($73,916)

Basic and Diluted Net Loss per Common Share	($0.40)	($0.16)	($0.10)	($0.16)	($0.82)

Weighted Average Number of Common Shares Outstanding	89,409	90,067	90,176	90,345	90,094

This quarterly financial data should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, which will be filed in June 2005.